Exhibit 4.17

AMENDMENT TO CONVERTIBLE LOAN AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Loan Agreement (defined below) is entered into as of the 10th day of June, 2013 (the “Effective Date”), between Elbit Vision Systems Ltd., a company organized and existing under the laws of the State of Israel (the “Company”), and Mr. Avi Gross, ID number 056398464  (the “Lender”).

WHEREAS, the Company and the Lender entered into a Convertible Loan Agreement dated December 10, 2012 (the “Loan Agreement”); and

WHEREAS, the Company and the Lender desire to amend the Loan Agreement on the terms and conditions more fully set forth herein.

NOW, THEREFORE, it is hereby agreed as follows:

1.       Section 2.1 of the Loan Agreement is hereby deleted and replaced in its entirety by the following:

“2.1 The Loan may be converted (in whole and not in part), at the sole discretion of the Lender by providing a written notice to the Company at any time until the date falling six months from the date hereof (the “Conversion Deadline”), into ordinary shares of the Company (“Ordinary Shares”) at a price of $0.085 per Ordinary Share (the “Conversion Price”).”

2.       Any references in the Loan Agreement to partial conversion of the Loan shall be of no force or effect.

3.       The terms of this Amendment will be effective from the Effective Date.

4.       All capitalized, otherwise undefined terms contained herein shall bear the same meaning as ascribed to such terms in the Loan Agreement.

5.       Except as specifically amended herein, all other terms and conditions of the Loan Agreement remain in full force and effect.

6.       This Amendment shall be construed in accordance with, and governed in all respects by the laws of the State of Israel, without regard to principles of conflict of laws. Any dispute arising under or in relation to this Amendment shall be resolved exclusively in the competent court for Tel Aviv-Jaffa district, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

7.       This Amendment may be executed in any number of counterparts, each of which, including copies digitally scanned and transmitted electronically, shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Lender has executed this Amendment as of the day and year first above written.

COMPANY	LENDER
Elbit Vision Systems Ltd. Name: ______________ Title: _______________	Avi Gross